EXHIBIT 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL Settles Litigation and Resolves Other Disputes

INCLINE VILLAGE, NV, February 28, 2011 - PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has entered into a definitive settlement agreement with Novartis that resolves all disputes between them.  Under the settlement agreement, PDL agreed to dismiss its claims against Novartis in its action in Nevada court, which also includes Genentech, Inc. (Genentech) and F. Hoffmann-La Roche Ltd (Roche) as defendants. Novartis agreed to withdraw its opposition appeal in the European Patent Office challenging the validity of PDL’s Queen patent in Europe. In addition, PDL agreed to pay Novartis certain amounts based on net sales of Lucentis made by Novartis during calendar year 2011 and beyond.

The settlement with Novartis does not affect PDL’s claims against Genentech and Roche in the Nevada state court action.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward Looking Statement
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements, including, for example, if Novartis or PDL fail to timely fulfill their respective obligations under the settlement agreement.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their respective expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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